SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2002

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on April 15, 2002 as follows:

Cliffs Comments on Outlook as a Result of Sales Contract with International Steel Group Inc.

     CLEVELAND, OH – April 15, 2002 – Cleveland-Cliffs Inc (NYSE:CLF) today addressed the significant trading volume and rapid appreciation being experienced in its share price since the announcement of a sales contract to supply the new International Steel Group Inc. The Company said it expects to be profitable in 2003, but cannot foresee approaching $5 per share earnings suggested in an analyst report issued today. The Company indicated that it expects to report a loss for the first half of 2002 and earnings from operations in the second half, but a net loss for the year 2002.

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     Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors; such as: changes to ISG’s startup schedule, changes in the demand for iron ore pellets by customers due to changes in steel utilization rates, electric furnace production or imports of semi-finished steel; changes in imports of finished steel; changes in the financial condition of customers; events or circumstances that could impair or adversely impact the viability of customers or the production capacity of Cliffs’ mines; and changes in domestic or international economic and political conditions.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2001 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

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SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By: /s/ C. B. Bezik Name: C. B. Bezik Title: Senior Vice President – Finance

Dated: April 16, 2002

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